Exhibit 5.1





   LAW OFFICES OF                            15233 VENTURA BOULEVARD, SUITE 410
WILLIAM B. BARNETT                             SHERMAN OAKS, CALIFORNIA 91403
    __________                                    TELEPHONE (818) 789-2688
                                                     FAX (818) 789-2680
    OF COUNSEL                                 EMAIL: WBARN @ PACIFICNET.NET
Sylvia R. Esquivel

                                   May 1, 2002


RE:  Alpha Virtual - 1999 Stock Option Plan
     2,500,000 Shares of Common Stock, $0.001 Par Value
     3,000,000 Shares of Common Stock for Amended Stock Compensation Plan for Consultants



Ladies and Gentlemen:

         We have acted as counsel for Alpha Virtual, Inc. (the "Registrant") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 5,500,000 shares of the Registrant's Common Stock, $0.001 par value (the "Shares"), of which 2,500,000 may be issued upon the exercise of options under the Alpha Virtual, Inc. 1999 Stock Option Plan and of which 3,000,000 shares of Registrant's Common Stock may be issued under the Alpha Virtual, Inc. Stock Compensation Plan for Consultants (collectively, the "Plans").

         In rendering our opinion, we have examined, and are familiar with, and have relied as to factual matters solely upon originals or copies certified, or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary or appropriate for the purposes of the opinion set forth herein, including without limitation:

        1.    The Certificate of Incorporation of the Registrant.

        2.    The Bylaws of the Registrant, as amended to date.

        3. Confirmation of the Secretary of the State of Delaware as to the good standing of the Registrant in that state.

        4. Minutes of the Registrant relating to resolutions duly adopted by the Board of Directors of the Registrant regarding the Plans.

        5. A Certificate of the Secretary of the Registrant relating to the approval of the Plans by the stockholders of the Registrant, if required.

        6.    Copies of the Plans.

                                   Ex-5.1 - 1

         In addition to the examination outlined above, we have conferred with various officers of the Registrant and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

         Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plans and the terms of any agreement relating to any of the options granted there under, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                     Very truly yours,

                                     LAW OFFICES OF WILLIAM B. BARNETT

                                     /s/ William B. Barnett


                                     By: William B. Barnett


































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